Exhibit 99.1

The following additional disclosure supplements disclosure contained in the proxy statement, mailed on or about December 26, 2006, to RITA stockholders in connection with the proposed acquisition of RITA by AngioDynamics, Inc, or Angio, pursuant to a merger agreement entered into among RITA, Angio and Royal I, LLC, a wholly owned subsidiary of Angio.

LITIGATION RELATING TO THE MERGER

As previously disclosed in the proxy statement under the heading “Recent Developments—Litigation Related to the Merger,” an alleged holder of RITA common stock filed a purported class action lawsuit captioned Holleran v. RITA Medical Systems, Inc., et al., Case No. RG 06-302394 in the Superior Court of the State of California for the County of Alameda. The complaint names as defendants RITA and each of RITA’s directors.

In the complaint, the plaintiff has alleged that, in pursuing the transaction with Angio and approving the merger agreement, the directors of RITA breached their fiduciary duties to RITA’s stockholders by, among other things, executing a merger agreement with a termination fee, a no solicitation clause and a restriction on issuing press releases without Angio’s consent, engaging in self-dealing and prematurely selling RITA before RITA’s share value could reflect projected profitable financial information and the commencement of market release shipments of RITA’s Habib 4X laparoscopic tool. The plaintiffs have further alleged that the merger agreement resulted from a process designed to ensure the sale of RITA to Angio for the benefit of RITA insiders.

On January 12, 2007, the defendants reached an agreement-in-principle with the plaintiff regarding the settlement of this lawsuit. In connection with the settlement, certain modifications are being made to the merger agreement and certain additional disclosures are being made to our stockholders, which are contained in this proxy statement supplement. The parties contemplate that the agreement-in-principle will be documented by the parties, that the written agreement will contain customary provisions and further agree that approval of the settlement must, and will, be sought from the court following notice to the stockholders of RITA and consummation of the merger. In connection with the approval of the settlement, a hearing will be scheduled at which the court will consider the fairness, reasonableness and adequacy of the settlement which, if finally approved by the court, will resolve all of the claims that were or could have been brought in the actions being settled, including all claims relating to the merger, the merger agreement and any disclosure made in connection therewith. In addition, in connection with the settlement, the parties contemplate that plaintiff’s counsel will petition the court for an award of attorneys’ fees and expenses to be paid by the defendants. As part of the proposed settlement, the defendants have agreed not to oppose an award of up to $300,000 to the plaintiff’s counsel for their fees and expenses, subject to approval by the court. We cannot be certain that the parties will ultimately enter into a written settlement agreement or that the court will approve the settlement even if the parties were to enter into such an agreement. If the court does not approve the settlement, the proposed settlement as contemplated by the agreement-in-principle may be terminated.

The settlement will not affect the amount of merger consideration to be paid in the merger.

RITA and the other defendants vigorously deny all liability with respect to the facts and claims alleged in the lawsuits, and specifically deny that any modifications to the merger agreement or any further supplemental disclosure were required or advisable under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or otherwise imperiling the merger, and to provide information to our stockholders at a time and in a manner that would not cause any delay of the merger, RITA and its directors agreed to the settlement described above. RITA and the other defendants further considered it desirable that the actions be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

AMENDMENTS TO THE MERGER AGREEMENT AND RELATED SUPPLEMENTAL INFORMATION

In connection with the settlement of the lawsuit, we have agreed with Angio and Royal I, LLC to modify the Agreement and Plan of Merger, or merger agreement, as described below and attached as Exhibit 2.1 to the Current Report on Form 8-K filed by RITA with the SEC on January 16, 2007 and incorporated herein by reference.

Section 7.3(b) of the merger agreement is being amended as follows (new text is bolded and underlined and deleted text is stricken through):

“(b) Termination Fee. If this Agreement is terminated (i) by Parent pursuant to Section 7.1(f) or (ii) by the Company or Parent pursuant to Section 7.1(b) or Section 7.1(g) of this Agreement and prior to any such termination, (A) any Person (other than Parent or its affiliates) shall have made a Company Acquisition Proposal which shall have been publicly proposed by such Person or any such Company Acquisition Proposal shall have become known to the stockholders of the Company generally (other than as a result of disclosure by Parent, any of its Subsidiaries or any of their respective Representatives) and (B) within 12 months after such termination of this Agreement, a Company Change of Control Transaction shall have been consummated, then the Company shall pay to Parent, in immediately available funds, a nonrefundable fee in the amount of $~~8,000,000~~ 6,500,000 (the “Termination Fee”). Any Termination Fee shall be paid to Parent by the Company upon termination of this Agreement in the case of a termination pursuant to clause (i) above and upon the consummation of a Company Change of Control Transaction in the case of a termination pursuant to clause (ii) above.”

Section 4.3(a) of the merger agreement is being amended as follows (new text is bolded and underlined and deleted text is stricken through):
“During the Pre-Closing Period, the Company shall not, directly or indirectly, and shall not, directly or indirectly, authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations to, (i) solicit, encourage, initiate or seek the making, submission or announcement of any Company Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person (other than Parent or Merger Sub) in connection with or in response to a Company Acquisition Proposal or any similar inquiry, (iii) engage or participate in any discussions or negotiations with any Person (other than Parent or Merger Sub) with respect to any Company Acquisition Proposal or any similar inquiry, (iv) approve, endorse or recommend any Company Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction; provided, however, that this Section 4.3 shall not prohibit (A) the Company, or the Board of Directors of the Company, prior to the approval of this Agreement by the Company Stockholders, from furnishing nonpublic information regarding the Acquired Corporations to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, bona fide written Company Acquisition Proposal that the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors, ~~would reasonably be expected to~~ could result in a Company Superior Offer if (1) none of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.3(a) in connection with the receipt of such Company Acquisition Proposal, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action with respect to such Company Acquisition Proposal is required to comply with the fiduciary duties of the Board of Directors of the Company to the Company Stockholders under applicable Legal Requirements, (3) the Company gives to Parent the notice required by Section 4.3(b), and (4) the Company furnishes any information provided to the maker of the Company Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such Person on substantially the same terms as the Confidentiality Agreement, and such furnished information is delivered to Parent at substantially the same time (to the extent such information has not been previously furnished by the Company to Parent); or (B) subject to the obligation of the Company and the Company’s Board of Directors not to withhold, withdraw or modify its recommendation except as expressly set forth in Section 4.3(d), the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal.”

Section 4.3(d) of the merger agreement is being amended as follows (new text is bolded and underlined and deleted text is stricken through):

“Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may at any time prior to receipt of the approval of the Company Stockholders of this Agreement, withhold, withdraw or modify the Company Recommendation in a manner adverse to Parent in respect of a Company Acquisition Transaction if: (i) an unsolicited, bona fide written offer is made to the Company by a third party for a Company Acquisition Transaction, and such offer is not withdrawn; (ii) the Company’s Board of Directors determines in good faith after consultation with its financial advisors that such offer constitutes a Company Superior Offer; (iii) following consultation with outside legal counsel, the Company’s Board of Directors determines that the withholding, withdrawal or modification of the Company Recommendation is required to comply with the fiduciary duties of the Board of Directors of Company to the Company Stockholders under applicable Legal Requirements; (iv) the Company Recommendation is not withheld, withdrawn or modified in a manner adverse to Parent at any time prior to ~~four~~ two business days after Parent receives written notice from the Company confirming that the Company’s Board of Directors has determined that such offer is a Company Superior Offer; and (v) at the end of such ~~four~~ two business day period, after taking into account any adjustment or modification of the terms of this Agreement proposed by Parent (and any adjustment or modification of the terms of such Company Acquisition Proposal), the Board of Directors of the Company again makes the determination in good faith after consultation with its outside legal counsel and financial advisors that such offer is a Company Superior Offer and that the withholding, withdrawal or modification of the Company Recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under applicable Delaware law. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may at any time prior to receipt of the approval of the Company’s stockholders of this Agreement, withhold, withdraw or modify the Company Recommendation in a manner adverse to Parent other than in respect of a Company Acquisition Transaction if: (i) following consultation with outside legal counsel, the Company’s Board of Directors determines in good faith that the withdrawal or modification of such Company Recommendation is required to comply with the fiduciary duties of the Board of Directors of Company to the stockholders of the Company under applicable Legal Requirements; (ii) the Company Recommendation is not withdrawn or modified in a manner adverse to Parent at any time prior to ~~four~~ two business days after Parent receives written notice from the Company confirming that the Company’s Board of Directors has determined to withdraw or modify the Company Recommendation and specifying the reasons therefor, and (iii) at the end of such ~~four~~ two business day period, after taking into account any adjustment or modification of the terms of this Agreement proposed by Parent, the Board of Directors of the Company again makes the determination in good faith after consultation with its outside legal counsel and financial advisors that the withdrawal or modification of such Company Recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under applicable Legal Requirements. The Board of Directors of the Company may not withhold, withdraw or modify the Company Recommendation in a manner adverse to Parent except in compliance in all respects with this Section 4.3(d).”

SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT

     In connection with the settlement of the litigation, we have agreed to supplement certain disclosures in our proxy statement. The supplements are set forth below. New text is bolded and underlined and deleted text is stricken through.

The disclosure in the second paragraph under the heading “Summary — No Solicitation by RITA” on page 13 of the proxy statement is revised as follows:

“Prior to receiving the RITA stockholder approval, RITA may, in response to an unsolicited bona fide acquisition proposal which RITA’s board determines, in good faith (after consultation with outside counsel and financial advisors), ~~would reasonably be expected to~~ could lead to a superior acquisition proposal, furnish information relating to RITA and negotiate with such party regarding an acquisition proposal. In addition, RITA’s board will not withdraw or modify its approval of the merger, or take other actions unless, prior to obtaining the approval of RITA’s stockholders, RITA’s board determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to RITA’s stockholders under applicable law. RITA has agreed to promptly advise Angio of RITA’s receipt of any acquisition proposal, including the terms and the identity of the person making the acquisition proposal. Notwithstanding the RITA board withholding, withdrawing or modifying its recommendation, RITA must still convene the RITA special meeting to allow RITA stockholders to vote on the adoption of the merger agreement.”

The disclosure in the first paragraph under the heading “Summary — Termination Fee” on page 13 of the proxy statement is revised as follows:

“If the merger agreement is terminated under certain specified circumstances, RITA will be required to pay a termination fee of $~~8~~6.5 million to Angio.”

The disclosure in the second paragraph under the heading “The Merger — Background of the Merger” on page 32 of the proxy statement is revised as follows:

“Beginning in late 2005, the RITA board of directors, together with its financial advisors, evaluated a number of different business strategies, including a stand-alone plan, a spinout of certain of RITA’s technologies, as well as corporate partnering and merger and acquisition opportunities. RITA’s financial advisors provided the RITA board of directors with certain financial analyses and strategic guidance regarding such potential opportunities.”

The disclosure in the sixth paragraph under the heading “The Merger — Background of the Merger” on page 33 of the proxy statement is revised as follows:

“At a meeting of the RITA board of directors held on October 4, 2006, members of RITA’s senior management updated the RITA board of directors on the status of strategic alternatives being considered by RITA, including Angio’s proposal and discussions with Company A. Representatives from each of C.E. Unterberg, Towbin and Piper Jaffray gave presentations to the board regarding proposed strategic alternatives available to RITA. The RITA board of directors authorized RITA’s senior management to continue to pursue strategic alternatives available to RITA. The RITA board of directors also authorized the formal engagement of each of C.E. Unterberg, Towbin and Piper Jaffray as financial advisors to RITA. The engagement letters with each of C.E. Unterberg, Towbin and Piper Jaffray require RITA, among other things, to pay each financial advisor the greater of $1.0 million or approximately 0.72% of the value of the consideration payable to RITA or RITA’s stockholders in an acquisition transaction. The engagement letters provide that RITA will pay an additional $250,000 to the financial advisor requested by RITA to render an opinion as to the fairness, from a financial point of view, of a business combination transaction to RITA’s stockholders.”

The disclosure in the third paragraph under the heading “The Merger — Background of the Merger” on page 33 of the proxy statement is revised as follows:

“On August 29, 2006, Angio presented a preliminary proposal to RITA pursuant to which Angio would acquire RITA in an all-stock transaction resulting in 33.3% pro forma ownership in Angio by RITA stockholders and Angio would offer RITA a number of board seats consistent with such pro forma ownership in Angio by RITA.”

The disclosure in the sixth paragraph under the heading “The Merger — Background of the Merger” on page 33 of the proxy statement is revised as follows:

“At a meeting of the RITA board of directors held on October 4, 2006, members of RITA’s senior management updated the RITA board of directors on the status of strategic alternatives being considered by RITA, including Angio’s proposal and discussions with Company A. Representatives from each of C.E. Unterberg, Towbin and Piper Jaffray gave presentations to the board regarding proposed strategic alternatives available to RITA. These representatives confirmed that the other parties recently contacted by them regarding a potential strategic transaction with RITA had not indicated any significant interest in pursuing such a transaction. The RITA board of directors authorized RITA’s senior management to continue to pursue strategic alternatives available to RITA. The RITA board of directors also authorized the formal engagement of each of C.E. Unterberg, Towbin and Piper Jaffray as financial advisors to RITA.”

The disclosure in the eighth paragraph under the heading “The Merger — Background of the Merger” on page 33 of the proxy statement is revised as follows:

“At a meeting of the Angio board of directors held on October 24, 2006, Mr. Hobbs described his discussions with Mr. DeVivo and the terms on which RITA would be willing to engage in a transaction with Angio. Angio’s board of directors considered these terms and various potential responses. Subsequent to that meeting, Angio made an offer to purchase RITA for $4.70 per share in cash and stock and 34.5% pro forma ownership stake in Angio to be held by stockholders of RITA. In addition, Angio’s offer proposed that any cash consideration payable to RITA’s stockholders in connection with a proposed transaction would be funded from Angio’s cash and investments.”

The disclosure in the last paragraph under the heading “The Merger — Background of the Merger” on page 33 of the proxy statement is revised as follows:

“At a meeting of the RITA board of directors held on October 25, 2006, representatives of C.E. Unterberg, Towbin and Piper Jaffray gave separate presentations regarding various strategic alternatives, including Angio’s offer and the status of discussions with Company A regarding a potential strategic transaction. After discussion and based on the information presented by members of RITA’s senior management and RITA’s financial advisors, the RITA board of directors directed RITA’s senior management and its financial advisors to continue to pursue discussions with Angio regarding a potential business combination. During the meeting, potential synergies that RITA and Angio could achieve as a combined company, including the combination of the companies’ complementary product lines and respective intellectual property, were discussed. The RITA board of directors appointed a board subcommittee of Vincent Bucci, Randy Lindholm and Scott Halsted, referred to collectively in this joint proxy statement/prospectus as the RITA board subcommittee and, on behalf of the RITA board of directors, authorized and instructed the RITA board subcommittee to review and give direction to the RITA negotiating team regarding the terms, diligence and other issues associated with the merger. The RITA board of directors appointed the board subcommittee so that that the RITA board of directors would actively contribute to the process and the board subcommittee’s members were chosen because of their industry expertise and familiarity and experience with strategic transactions. In addition, the RITA board of directors considered and discussed various potential responses to Angio’s offer.”

The disclosure in the fifth bullet point under the second paragraph under the heading “The Merger — Recommendation of the RITA Board of Directors and Its Reasons for the Merger” on page 38 of the proxy statement is revised as follows:

“• Its analysis of the business, operations, financial condition, earnings and prospects of both RITA and Angio, including the results of RITA’s due diligence review of Angio and its business, and various internal financial projections relating to RITA and RITA and Angio as a combined company prepared by RITA’s senior management.”

The disclosure under the heading “The Merger — Recommendation of the RITA Board of Directors and Its Reasons for the Merger” on page 40 of the proxy statement is revised to add the following seventh bullet point:

“• The requirement that RITA submit the proposal to adopt the merger agreement for a vote of RITA’s stockholders in spite of the change or withdrawal of the recommendation of the RITA board of directors to vote in favor of such proposal.”

The second full paragraph under the heading “The Merger — Recommendation of the RITA Board of Directors and Its Reasons for the Merger” on page 40 of the proxy statement is revised as follows:

“The RITA board of directors concluded that the positive factors significantly outweighed the negative and neutral factors described above. This discussion of the information and factors considered by the RITA board of directors includes all the material positive, negative and neutral factors considered by the RITA board of directors, but it is not intended to be exhaustive and may not include all of the factors considered by the RITA board of directors. In reaching its determination to approve and recommend the merger agreement and the transactions contemplated by the merger agreement, including the merger, the RITA board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of RITA and its stockholders. Rather, the RITA board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it, including the sum total of the terms of the merger agreement as negotiated on an arms-length basis by RITA and Angio. In addition, in considering the factors described above, individual members of the RITA board of directors may have given differing weights to different factors. After considering this information, all members of the RITA board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommended that RITA stockholders adopt the merger agreement.”

The disclosure in the first paragraph under the heading “Comparable Company Analysis” on page 54 of the proxy statement is revised as follows:

“Using publicly available information, Piper Jaffray compared certain financial, operating and stock market data of RITA to corresponding data of the following selected public medical technology companies. In choosing companies comparable to RITA to analyze, Piper Jaffray selected certain public medical technology companies with indicators that Piper Jaffray believed to be comparable to RITA, including: (i) $25 million to $100 million of LTM revenue, (ii) 2007 projected revenue growth of 15% to 40% and (iii) LTM gross margin greater than 50%.”

The disclosure in the first paragraph under the heading “Comparable Transactions Analysis” on page 55 of the proxy statement is revised as follows:

“Piper Jaffray reviewed the financial terms of the following representative acquisition transactions in the medical technology industry since 2001, to the extent those terms were publicly available. In choosing representative acquisition transactions, Piper Jaffray selected certain transactions in the medical technology industry that have been announced since July 1, 2001 in which (i) the acquiring company purchased a controlling interest in the target, (ii) the size of the transaction was less than $1 billion and (iii) the target company had FTM revenue growth between 10% and 40%. The transactions Piper Jaffray reviewed included:”

The disclosure in the first paragraph under the heading “Premiums Paid Analysis” on page 57 of the proxy statement is revised as follows:

“Piper Jaffray reviewed the premiums paid of representative public company acquisition transactions ~~since 2001~~, to the extent these were publicly available. In choosing representative public company acquisition transactions, Piper Jaffray selected certain transactions of public target companies in the medical technology industry that have been announced since July 1, 2001 in which (i) the acquiring company purchased a controlling interest in the target and (ii) the transaction had over $100 million in value. The transactions that Piper Jaffray analyzed were as follows:”

The disclosure in the paragraph under the first table under the heading “Premiums Paid Analysis” on page 57 of the proxy statement is revised as follows:

“Piper Jaffray reviewed the premium of the offer price over the trading prices one week and four weeks prior to announcement as well as the offer price over the 52-week high trading price for the target company. Piper Jaffray noted that for some of the transactions, the buyer listed in the table was not the ultimate buyer of the target, but rather was the initial bidder for the target company, to which the relevant premiums apply. The selected transactions included some transactions that had been announced but had not yet been consummated, but were nonetheless viewed by Piper Jaffray as reflecting market premiums over the respective target companies’ stock prices prior to the dates of announcement of such transactions that the acquirers in such transactions were willing to pay for controlling interests in the applicable targets. As set forth above, Piper Jaffray employed different screening criteria to select the transactions used in the Premiums Paid Analysis and the transactions used in the Comparable Transactions Analysis.  The Premiums Paid analysis involved only transactions involving public company targets, and used a less restrictive set of screening criteria, limited to the acquisition of a controlling interest and a transaction value in excess of $100 million, which were used to provide a broad representative sample of premiums to market prices paid for public medical technology companies.  The Comparable Transactions Analysis, on the other hand, included both public and private company targets, and employed a more restrictive set of screening criteria, including an upper limit on transaction size of $1 billion and target company FTM revenue growth between 10% and 40%, which Piper Jaffray believed to be relevant to RITA and the proposed merger. Piper Jaffray compared the premiums to the implied price of $4.70 per share for RITA common stock over the trading prices of RITA common stock one week and four weeks prior and over the 52-week high trading price of RITA common stock. The following table summarizes the results of this analysis:”

The disclosure in the first paragraph under the heading “Discounted Cash Flows Analysis” on page 58 of the proxy statement is revised as follows:

“Piper Jaffray analyzed the projected discounted cash flows for RITA for CY 2007 through CY 2011 on a stand-alone basis. Piper Jaffray based its analysis on projections for RITA provided by RITA management for earnings before interest and taxes, or EBIT, earnings before interest, taxes, depreciation and amortization and expenses, or EBITDA, depreciation and amortization, SFAS123R expenses, capital expenditures, working capital, and tax rates. Piper Jaffray also incorporated RITA’s federal net operating loss carryforwards, or NOLs, of $111 million, per RITA management, to offset the taxable EBIT. Piper Jaffray’s analysis used discount rates ranging from 18% to 24%, and terminal EBITDA exit multiples of 8.0x to 10.0x in 2011 to discount the cash flows and arrive at an enterprise value. Piper Jaffray then subtracted interest-bearing debt and added cash and marketable securities to arrive at an implied equity value. Piper Jaffray selected these ranges of discount rates and terminal EBITDA multiples on the basis that they reflect the ranges Piper Jaffray viewed as appropriate for a company with RITA’s projected financial profile and relative risk characteristics for the period from FY 2007 through FY 2011. Piper Jaffray then divided the equity value by RITA’s diluted shares (calculated using the treasury stock method basis) to obtain an implied equity value per share. The following table summarizes the ranges of enterprise value, equity value and per share equity values that resulted from this analysis:”

The disclosure in the first paragraph under the heading “Comparable Company Analysis” on page 59 of the proxy statement is revised as follows:

“Piper Jaffray compared certain financial, operating and stock market data of Angio to corresponding data of the following selected public medical technology companies. In choosing companies comparable to Angio to analyze, Piper Jaffray selected certain public medical technology companies with indicators that Piper Jaffray believed to be comparable to Angio, including: (i) $50 million to $150 million of LTM revenue, (ii) 2007 projected revenue growth of 20% to 40% and (iii) LTM gross margin greater than 50%. The following companies were used for the analysis:”

The disclosure in the first paragraph under the heading “Discounted Cash Flows Analysis” on page 59 of the proxy statement is revised as follows:

“Piper Jaffray analyzed the projected discounted cash flows for Angio for FY 2007 through FY 2011 on a stand-alone basis. Piper Jaffray based its analysis on projections for Angio provided by Angio management for earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization and SFAS123R expenses (EBITDA), depreciation and amortization, SFAS123R expenses, capital expenditures, working capital, and tax rates. Piper Jaffray’s analysis used discount rates ranging from 16% to 20%, and terminal EBITDA exit multiples of 9.0x to 11.0x in 2011 to discount the cash flows and arrive at an enterprise value. Piper Jaffray selected these ranges of discount rates and terminal EBITDA multiples on the basis that they reflect the ranges Piper Jaffray viewed as appropriate for a company with Angio’s projected financial profile and relative risk characteristics for the period from FY 2007 through FY 2011. Piper Jaffray then subtracted interest-bearing debt and added cash and marketable securities to arrive at an implied equity value. Piper Jaffray then divided the equity value by Angio’s diluted shares (calculated using the treasury stock method basis) to obtain an implied equity value per share. The following table summarizes the ranges of enterprise value, equity value and per share equity values that resulted from this analysis:”

The disclosure in the last paragraph on page 75 of the proxy statement under the heading “The Merger Agreement - RITA Prohibited from Soliciting Other Offers” is revised as follows:

“RITA may, however, before RITA stockholders adopt the merger agreement, in response to an unsolicited bona fide acquisition proposal which did not result from a breach by RITA of the merger agreement and that the RITA board of directors determines, in good faith, after consultation with outside counsel and financial advisors, ~~would reasonably be expected to~~ could lead to a superior proposal, furnish information with respect to RITA to the person making the acquisition proposal and its representatives pursuant to a customary confidentiality agreement, that is not less restrictive of the person making the acquisition proposal than the confidentiality agreement entered into by RITA with Angio, and negotiate with such person regarding an acquisition proposal.”

The disclosure in the first paragraph on page 79 of the proxy statement under the heading “The Merger Agreement - Termination Fee” is revised as follows:

“RITA has agreed to pay Angio a termination fee of $~~8~~6.5 million if RITA’s board of directors withholds, withdraws or modifies its recommendation to approve the merger in a manner adverse to Angio and Angio terminates the merger agreement as a result thereof. In addition, if the merger is not effected on or prior to the outside date or if RITA stockholders do not approve the merger either because of a failure to hold a meeting or a failure to obtain the required vote at the stockholder meeting, and prior to any such termination described above, any person will have made an acquisition proposal and within 12 months after termination RITA consummates a company change of control transaction, RITA will pay to Angio the termination fee.”